CALCULATION OF REGISTRATION FEE

Title of Each Class of		Maximum Aggregate	Amount of
Securities Offered		Offering Price(1)	Registration Fee(2)

2.550% PowerNotes®	Due September 15, 2021	$1,346,000	$173.36

3.100% PowerNotes®	Due September 15, 2026	$1,246,000	$160.48

TOTAL			$333.85

(1)	Excludes accrued interest, if any.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Caterpillar Financial Services Corporation PowerNotes® , with Maturities of 9 Months or More from Date of Issue Filed under Rule 424(b)(2), Registration Statement No. 333-195039

Pricing Supplement No. 5 - Dated Monday, September 15, 2014
(to Prospectus dated April 4, 2014 and Prospectus Supplement dated April 4, 2014)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement

CUSIP	Aggregate	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st	Survivor's	Product
Number	Principal	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Coupon	Option	Ranking
	Amount									Amount

14912HRK8	$1,346,000.00	100%	1.450%	$1,326,483.00	Fixed	2.550%	Semi-	09/15/2021	03/15/2015	$12.54	Yes	Senior Unsecured
							Annual					Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Incapital LLC, BofA Merrill Lynch Agents: Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Morgan Stanley, UBS Investment Bank, Wells Fargo Securities

CUSIP	Aggregate	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st	Survivor's	Product
Number	Principal	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Coupon	Option	Ranking
	Amount									Amount

14912HRL6	$1,246,000.00	100%	2.000%	$1,221,080.00	Fixed	3.100%	Semi-	09/15/2026	03/15/2015	$15.24	Yes	Senior Unsecured
							Annual					Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Incapital LLC, BofA Merrill Lynch Agents: Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Morgan Stanley, UBS Investment Bank, Wells Fargo Securities
Offering Dates: September 08, 2014 through September 15, 2014

Trade Date: Monday, September 15, 2014 @ 12:00 PM ET
Settlement Date: Thursday, September 18, 2014
Caterpillar Financial Services Corporation
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Supplemental United States Federal Income Tax Considerations: Final regulations released by the U.S. Department of the Treasury state that Foreign Account Tax Compliance Act (FATCA) withholding (as described in “ Certain United States Federal Income Tax Consequences— Non-United States Holders— Foreign Account Tax Compliance” in the prospectus supplement) may apply to certain debt obligations that are issued on or after July 1, 2014; therefore, the Notes may be subject to FATCA withholding.